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                                   EXHIBIT 4.6

    Assignment of Right to Maintain a Non-Voting Observer at Meetings of the
                     Board of Directors of Arch Coal, Inc.


This Assignment of October 15, 1998, between the assignor, Carboex International, Limited ("CIL"), a company organized under the laws of the Bahamas, and the assignee, Carboex, S.A. ("Carboex"), a company organized under the laws of Spain:

WHEREAS, on April 4, 1997, CIL entered into an agreement (the "Agreement") with Arch Mineral Corporation, now known as Arch Coal, Inc. ("Arch"), Ashland Coal, Inc., and Ashland, Inc., giving CIL the right to have a non-voting observer in attendance at regular and special meetings of the Board of Directors of Arch; and

WHEREAS, CIL is a wholly owned subsidiary of Carboex, and the two companies are affiliates; and

WHEREAS, CIL has sold to Carboex on the date hereof 1,640,000 shares of the common stock of Arch, representing all of the shares of Arch owned by CIL at the time of sale; and

WHEREAS, by a separate agreement CIL has assigned to Carboex the right CIL previously enjoyed to choose a Director of Arch, who would be nominated and elected to the Board of Directors of Arch; and

WHEREAS, the shares sold by CIL to Carboex represent more than 63% of the shares of the common stock of Arch obtained by CIL upon the merger of Arch and Ashland Coal, Inc., such amount being sufficient under the terms of the Agreement to permit CIL to have a non-voting observer present at the regular and special meetings of the Board of Directors of Arch; and

WHEREAS, CIL and Carboex wish Carboex to succeed to the rights of CIL under the Agreement in order that Carboex shall have the right to choose directly the non-voting observer:

NOW, THEREFORE, CIL, irrevocably assigns to Carboex; all of its rights under the Agreement, and Carboex accepts as assignee all of the rights provided for in the Agreement and agrees to be bound by the terms of the Agreement to the same extent and in the same manner as CIL.

                                      Carboex International, Limited



                                      by /s/ Alfonso Martinez
                                      Date:

Received:
Arch Coal, Inc.
                                      Carboex, S.A.


by: /s/ Jeffry N. Quinn               by /s/ I. Dominguez
Date:  2-2-99                         Date: